Exhibit 23.2

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

August 25, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

OncoSec Medical Incorporated

San Diego, California

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to incorporation by reference in the Form S-8, Registration Report under the Securities Act of 1933, filed by OncoSec Medical Incorporated of our report dated November 15, 2010, relating to the financial statements of OncoSec Medical Incorporated as of and for the years ending July 31, 2010 and 2009 and the period from February 8, 2008 (inception) through July 31, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC